Exhibit 77C

A Special Meeting of Shareholders of Schwab Annuity Portfolios (the Trust) was held on December 11, 2015, for the purpose of seeking shareholder approval to elect the following individuals as trustees of the Trust:
Walter W. Bettinger II, Marie A. Chandoha, Joseph R. Martinetto,
Robert W. Burns, John F. Cogan, Stephen T. Kochis,
David L. Mahoney, Kiran M. Patel, Kimberly S. Patmore,
Charles A. Ruffel, Gerald B. Smith, and Joseph H. Wender. The number of votes necessary to conduct the Special Meeting and approve the proposal was obtained. The results of the shareholder vote are listed below:

Proposal  To elect each of the following individuals as trustees
of the Trust:          For
              Withheld

Walter W. Bettinger II
 137,284,447.900
  7,048,674.065

Marie Chandoha
         137,503,733.581  6,829,388.384

Joseph R. Martinetto   137,633,167.845  6,699,954.120

Robert W. Burns
        137,501,857.881
  6,831,264.084
John F. Cogan
          137,566,579.387  6,766,542.578

Stephen T. Kochis
136,961,902.616  7,371,219.349
David L. Mahoney
       137,406,153.334  6,926,968.631

Kiran M. Patel
         137,008,391.344
  7,324,730.621

Kimberly S. Patmore
    137,230,313.075
  7,102,808.890

Charles A. Ruffel
      137,543,882.197  6,789,239.768

Gerald B. Smith
        137,569,066.711
  6,764,055.254

Joseph H. Wender
       137,025,207.584
  7,307,914.381